EXHIBIT 99.1

PRIME GROUP REALTY TRUST REPORTS THIRD QUARTER 2008 RESULTS
AND ANNOUNCES FILING OF RESTATEMENTS

CHICAGO, Illinois. March 26, 2009 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the third quarter ended September 30, 2008. Net loss available to common shareholders, after the allocation of $2.25 million in quarterly distributions to the preferred shareholders (declared and paid in October 2008), was $8.5 million or $35.77 per share for the third quarter of 2008, as compared to a net loss of $7.2 million or $30.55 per share reported for the third quarter of 2007. Excluding the non-cash charge to operations due to losses to minority partners in excess of basis, third quarter 2008 loss was $2.6 million or $11.03 per share compared to third quarter 2007 loss of $3.2 million or $13.42 per share.

Revenue for the third quarter of 2008 was $16.0 million, a decrease of $1.0 million from third quarter 2007 revenue of $17.0 million primarily due to reduced rental income as a result of lower occupancy at certain of our properties.

The results of the Company’s operations compared to the third quarter of 2007, before minority interest, were also affected by:

•	a $1.8 million increase in the non-cash charge to operations as a result of distributions and losses to minority partners in excess of basis; and

•	a $1.6 million non-cash charge in provision for asset impairments.

As previously disclosed, the Company was unable to file its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2008 in a timely manner because the Company was awaiting resolution of certain issues raised in a comment letter received from the Securities and Exchange Commission (the “SEC”) in September 2008 that could have impacted the presentation of the Company’s consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Restatement

As previously reported on a Current Report on Form 8-K filed with the SEC on August 20, 2008, the Audit Committee of the Board of Trustees (the “Audit Committee”) of the Company, in consultation with members of the Company’s management, determined that the Company’s distributions to the owners of the common units of Prime Group Realty, L.P. (the “Operating Partnership”) were incorrectly recorded on the Company’s consolidated financial statements. In addition, as previously reported on a Current Report on Form 8-K filed with the SEC on February 18, 2009, in response to comments by the Staff of the SEC in connection with their review of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on July 23, 2008, the Company’s management, in consultation with the Audit Committee, determined that a $4.2 million tax indemnification payment made in January 2006 was incorrectly recorded in the Company’s consolidated financial statements. Accordingly, the Company stated that the previously filed consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the interim reports for the periods ending March 31, 2008 and June 30, 2008 included in the Company’s Quarterly report of Form 10-Q, should no longer be relied upon because of the restatement of certain items in the consolidated financial statements. The Company has since corrected these issues, and today will file an amended annual report on Form 10-K/A for the year ended December 31, 2007, and amended quarterly reports on Form 10-Q/A for the quarters ended March 31, 2008, and June 30, 2008.

The effect of the restatement is as follows:

•	In the 2006 consolidated financial statements as of December 31, 2006, total assets has decreased from approximately $654.1 million to approximately $650.0 million, minority interest – operating partnership has decreased from approximately $100.1 million to approximately $20.8 million, shareholders equity has increased from $29.1 million to approximately $104.4 million and net income is unchanged at approximately $8.6 million. Net cash provided by operating activities has decreased from approximately $4.8 million to approximately $0.6 million and net cash provided by investing activities has increased from approximately $66.4 million to approximately $70.6 million.

•	In the 2007 consolidated financial statements as of December 31, 2007, total assets has decreased from approximately $675.9 million to approximately $671.9 million, minority interest – operating partnership has decreased from approximately $65.0 million to $0, shareholders equity (deficit) has increased from approximately $(24.7) million to approximately $36.4 million and net loss has increased from approximately $(44.8) million to approximately $(59.0) million.

•	In the first quarter 2008 consolidated financial statements as of March 31, 2008, total assets has decreased from approximately $567.1 million to approximately $563.1 million, minority interest – operating partnership has decreased from approximately $98.3 million to approximately $13.7 million, shareholders equity has increased from a deficit of approximately $(90.1) million to a deficit of approximately $(9.5) million and net loss has decreased from approximately $(60.2) million to approximately $(46.0) million.

•	In the second quarter 2008 consolidated financial statements as of June 30, 2008, total assets has decreased from approximately $540.4 million to approximately $536.5 million, minority interest – operating partnership has decreased from approximately $89.6 million to $0, shareholders equity (deficit) has increased from approximately $(81.4) million to approximately $4.3 million and net loss has increased from $(5.6) million to approximately $(13.1) million.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.5 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.5 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Beacon Management, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 22,000 multifamily units and approximately 20 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Employing approximately 14,000 staff and professionals, The Lightstone Group maintains its corporate headquarters in New York with regional offices in New Jersey, Maryland, Illinois and South Carolina. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300

Prime Group Realty Trust
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	September 30
	2008	2007
Revenue:		As Restated
Rental	$8,486	$8,929
Tenant reimbursements	5,689	5,844
Other property revenues	1,556	1,789
Services Company revenue	256	459

Total revenue	15,987	17,021

Expenses:
Property operations	5,144	5,582
Real estate taxes	1,712	2,922
Depreciation and amortization	4,948	5,480
General and administrative	1,585	1,580
Services Company operations	344	546
Provision for asset impairment	1,600	—

Total expenses	15,333	16,110

Operating income	654	911
Interest and other (expense) income	(489)	860
Income (loss) from investments in unconsolidated joint ventures	1	(665)
Interest:
Expense	(6,938)	(9,887)
Amortization of deferred financing costs	(829)	(229)
Distributions and losses to minority partners in excess of basis	(5,852)	(4,050)

Loss from continuing operations before minority interests	(13,453)	(13,060)
Minority interests	7,231	8,087

Loss from continuing operations	(6,222)	(4,973)
Discontinued operations, net of minority interests of $(1,380) and $119 in 2008 and 2007, respectively	12	(1)

Net loss	(6,210)	(4,974)
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net loss available to common shareholders	$(8,460)	$(7,224)

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(35.82)	$(30.55)
Discontinued operations, net of minority interests	0.05	—

Net loss available per weighted–average common share of beneficial interest - basic and diluted	$(35.77)	$(30.55)

Prime Group Realty Trust
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	Nine months ended
	September 30
	2008	2007
Revenue:		As Restated
Rental	$26,045	$30,897
Tenant reimbursements	18,063	18,840
Other property revenues	4,833	5,225
Services Company revenue	861	2,211

Total revenue	49,802	57,173

Expenses:
Property operations	17,293	18,438
Real estate taxes	8,890	10,799
Depreciation and amortization	15,169	20,653
General and administrative	4,937	4,889
Services Company operations	1,087	1,982
Provision for asset impairment	1,600	—

Total expenses	48,976	56,761

Operating income	826	412
Interest and other income	727	2,170
Loss from investments in unconsolidated joint ventures	(60,344)	(1,413)
Provision for asset impairment from unconsolidated joint ventures	(5,633)	—
Interest:
Expense	(22,196)	(23,708)
Amortization of deferred financing costs	(1,409)	(679)
Recovery of distributions and losses to minority partners in excess of basis	14,222	—
Distributions and losses to minority partners in excess of basis	(13,314)	(4,050)
Gain on sales of real estate and joint venture interests	39,194	—

Loss from continuing operations before minority interests	(47,927)	(27,268)
Minority interests	(17,311)	26,630

Loss from continuing operations	(65,238)	(638)
Discontinued operations, net of minority interests of $(1,439) and $(1,875) in 2008 and 2007, respectively	13	17

Net loss	(65,225)	(621)
Net income allocated to preferred shareholders	(6,750)	(6,750)

Net loss available to common shareholders	$(71,975)	$(7,371)

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(304.40)	$(31.24)
Discontinued operations, net of minority interests	0.05	0.07

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(304.35)	$(31.17)

Prime Group Realty Trust
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30	December 31
Assets	2008	2007
Real estate:	(unaudited)
Land	$66,758	$74,554
Building and improvements	287,240	305,138
Tenant improvements	45,313	42,048
Furniture, fixtures and equipment	1,116	1,080

	400,427	422,820
Accumulated depreciation	(49,156)	(41,655)

	351,271	381,165
In–place lease value, net	6,199	9,116
Above–market lease value, net	5,364	8,148

	362,834	398,429

Property held for sale	84,013	92,219
Investments in unconsolidated entities	5	87,741
Cash and cash equivalents	11,879	37,893
Receivables, net of allowance for doubtful accounts of $760 and $1,074 at September 30, 2008 and December 31, 2007, respectively:
Tenant	1,544	342
Deferred rent	9,427	7,047
Other	1,870	1,194
Restricted cash escrows	40,919	36,612
Deferred costs, net	16,915	9,828
Other	1,064	611

Total assets	$530,470	$671,916

Liabilities and Shareholders’ Equity
Mortgage notes payable	$394,636	$501,727
Mortgage notes payable related to property held for sale	62,433	66,183
Liabilities related to property held for sale	10,119	11,111
Accrued interest payable	1,864	1,809
Accrued real estate taxes	15,863	15,029
Accrued tenant improvement allowances	8,674	9,779
Accrued environmental remediation liabilities	10,385	4,467
Accounts payable and accrued expenses	6,885	6,405
Liabilities for leases assumed	3,691	3,958
Below–market lease value, net	4,816	6,083
Dividends payable	—	2,250
Other	6,022	6,758

Total liabilities	525,388	635,559
Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B – Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid–in capital	148,348	109,039
Distributions in excess of earnings	(143,308)	(72,724)

Total shareholders’ equity	5,082	36,357

Total liabilities and shareholders’ equity	$530,470	$671,916